As filed with the Securities and Exchange Commission on November 8, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fox Factory Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	26-1647258
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

915 Disc Drive

Scotts Valley, CA 95066

(Address of Principal Executive Offices) (Zip Code)

2008 Stock Option Plan, as amended

2008 Non-Statutory Stock Option Plan, as amended

2013 Omnibus Plan

(Full titles of the plans)

Larry L. Enterline

Chief Executive Officer

Fox Factory Holding Corp.

915 Disc Drive

Scotts Valley, CA 95066

(831) 274-6500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Stephen D. Cooke, Esq.

Paul Hastings LLP

695 Town Center Drive

Seventeenth Floor

Costa Mesa, California 92656

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share
- Outstanding under the 2008 Stock Option Plan, as amended	2,147,007(2)	$4.65(3)	$9,983,582.55(3)
- Outstanding under the 2008 Stock Non-Statutory Stock Option Plan, as amended	364,168(4)	$6.24(5)	$2,272,408.32(5)
- Issuable under the 2013 Omnibus Plan	3,631,709(6)	$17.57(7)	$63,809,127.13(7)
Total	6,142,884		$76,065,118.00	$9,797.19

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2008 Stock Option Plan, as amended (the “2008 Plan”) upon the exercise of outstanding options granted under the 2008 Plan. No further option grants will be made under the 2008 Plan and to the extent outstanding awards under the 2008 Plan are subsequently forfeited or terminated for any reason before being exercised, the shares of Common Stock subject to such awards will be available for future issuance under the Registrant’s 2013 Omnibus Plan (the “2013 Plan”). See footnote 6 below.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $4.65 per share for options issued and outstanding under the 2008 Plan based on exercise prices for such shares ranging from $1.08 to $5.95 per share.
(4)	Represents shares of Common Stock reserved for future issuance under the Registrant’s 2008 Non-Statutory Stock Option Plan, as amended (the “2008 NSO Plan”) upon the exercise of outstanding options granted under the 2008 NSO Plan. No further option grants will be made under the 2008 NSO Plan and to the extent outstanding awards under the 2008 NSO Plan are subsequently forfeited or terminated for any reason before being exercised, the shares of Common Stock subject to such awards will be available for future issuance under the Registrant’s 2013 Omnibus Plan (the “2013 Plan”). See footnote 6 below.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $6.24 per share for options issued and outstanding under the 2008 NSO Plan based on exercise prices for such shares ranging from $6.19 to $7.59 per share.
(6)	Represents shares of Common Stock initially reserved for future grant under the 2013 Plan. To the extent outstanding awards under the 2008 Plan or the 2008 NSO Plan expire, or are forfeited, cancelled, settled, or become unexercisable without the issuance of shares, the shares of Common Stock subject to such awards will be available for future issuance under the 2013 Plan. See footnotes 2 and 4 above.
(7)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The offering price per share and aggregate offering price are based on $17.57, the average of the high and low prices for the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on November 4, 2013, a date within five business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Prospectus dated August 7, 2013, filed pursuant to Rule 424(b) under the Securities Act on August 8, 2013, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) (as amended and including the exhibits thereto), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The description of the Registrant’s common stock set forth in the Registration Statement on Form 8-A filed with the Commission on August 2, 2013 (File No. 001-36040) pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating such description;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and filed with the Commission on September 19, 2013 (File No. 001-36040); and

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and filed with the Commission on November 6, 2013 (File No. 001-36040).

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:

Fox Factory Holding Corp.

915 Disc Drive

Scotts Valley, CA 95066

(831) 274-6500

Attn: General Counsel

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duties as directors, except for liability for the following:

•	any breach of their duty of loyalty to the Registrant or the Registrant’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the DGCL.

The Registrant’s amended and restated certificate of incorporation also provides that the Registrant will indemnify, to the fullest extent permitted by law, each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer, incorporator, employee or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. In addition, the Registrant’s amended and restated certificate of incorporation will provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers and certain of its other officers that may be broader than the specific indemnification provisions provided for in the DGCL. These indemnification agreements require the Registrant, among other things, to indemnify its directors and officers that are party to such indemnification agreements against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and officers that are party to such indemnification agreements in investigating or defending any such action, suit, or proceeding.

The Registrant has also obtained insurance under which, subject to the limitations of the insurance policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number

3.1	Amended and Restated Certificate of Incorporation (previously filed on September 19, 2013 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36040) and incorporated herein by reference).

3.2	Amended and Restated Bylaws (previously filed on September 19, 2013 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36040) and incorporated herein by reference).

4.1	Form of Common Stock certificate (previously filed on July 8, 2013 as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.2	2008 Stock Option Plan, as amended (previously filed on July 8, 2013 as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.3	2008 Non-Statutory Stock Option Plan, as amended (previously filed on July 8, 2013 as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.4	2013 Omnibus Plan (previously filed on August 2, 2013 as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.5	Form of Restricted Share Unit Award Agreement for the 2013 Omnibus Plan (previously filed on July 25, 2013 as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.6	Form of Incentive Stock Option Award Agreement for the 2013 Omnibus Plan.

4.7	Form of Nonqualified Stock Option Award Agreement for the 2013 Omnibus Plan.

4.8	Form of Incentive Stock Option Award Agreement for the 2008 Stock Option Plan.

4.9	Form of Nonqualified Stock Option Award Agreement for the 2008 Stock Option Plan.

4.10	Form of Non-Statutory Stock Option Award Agreement for the 2008 Non-Statutory Stock Option Plan.

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul Hastings LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature page.

ITEM 9. UNDERTAKINGS.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that:

(A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scotts Valley, State of California, on November 8, 2013.

Fox Factory Holding Corp.

By:	/s/ Larry L. Enterline
Name:	Larry L. Enterline
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry L. Enterline, Zvi Glasman and Elias Sabo, and each or any one of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Larry L. Enterline	Chief Executive Officer and Director	November 8, 2013
Larry L. Enterline	(Principal Executive Officer)

/s/ Zvi Glasman	Chief Financial Officer	November 8, 2013
Zvi Glasman	(Principal Financial and Accounting Officer)

/s/ Elias Sabo	Director	November 8, 2013
Elias Sabo
Director
Robert C. Fox, Jr.

/s/ Dudley Mendenhall	Director	November 8, 2013
Dudley Mendenhall

/s/ Carl Nichols	Director	November 8, 2013
Carl Nichols

/s/ Joseph Hagin	Director	November 8, 2013
Joseph Hagin

/s/ Ted Waitman	Director	November 8, 2013
Ted Waitman

EXHIBIT INDEX

Exhibit Number

3.1	Amended and Restated Certificate of Incorporation (previously filed on September 19, 2013 as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36040) and incorporated herein by reference).

3.2	Amended and Restated Bylaws (previously filed on September 19, 2013 as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36040) and incorporated herein by reference).

4.1	Form of Common Stock certificate (previously filed on July 8, 2013 as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.2	2008 Stock Option Plan, as amended (previously filed on July 8, 2013 as Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.3	2008 Non-Statutory Stock Option Plan, as amended (previously filed on July 8, 2013 as Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.4	2013 Omnibus Plan (previously filed on August 2, 2013 as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.5	Form of Restricted Share Unit Award Agreement for the 2013 Omnibus Plan (previously filed on July 25, 2013 as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189841) and incorporated herein by reference).

4.6	Form of Incentive Stock Option Award Agreement for the 2013 Omnibus Plan.

4.7	Form of Nonqualified Stock Option Award Agreement for the 2013 Omnibus Plan.

4.8	Form of Incentive Stock Option Award Agreement for the 2008 Stock Option Plan.

4.9	Form of Nonqualified Stock Option Award Agreement for the 2008 Stock Option Plan.

4.10	Form of Non-Statutory Stock Option Award Agreement for the 2008 Non-Statutory Stock Option Plan.

5.1	Opinion of Paul Hastings LLP.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul Hastings LLP is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney is contained on the signature page.